Second Amendment To Credit Agreement
This Second Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of October 11, 2011, by and among FCStone Financial, Inc., an Iowa corporation (the “Borrower”), INTL FCStone Inc., as a Guarantor, the financial institutions party to this Amendment, as lenders (the “Lenders”), and Bank of Montreal, Chicago Branch, as administrative agent (the “Administrative Agent”).
Preliminary Statements
A.    The Borrower, the Guarantors, the Lenders and the Administrative Agent entered into a certain Credit Agreement dated as of December 2, 2010, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.    The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 2.	Amendment.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
1.1.    The defined terms “Borrowing Base”, “Borrowing Limit” and “Termination Date” appearing in Section 5.1 of the Credit Agreement shall be amended and restated to read in their entirety as follows:
“Borrowing Base” means, as of any time it is to be determined, the sum of:
(a) the sum of:
(i) 95% of the sum of (A) the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Qualified Commodities (other than Qualified Commodities consisting of Sorghum) sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, plus (B) an amount equal to 90% of the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Qualified Commodities, minus (C) the Concentration Limit; plus
(ii) the lesser of (A) $15,000,000 when taken together with the amounts set forth in clause (b)(ii) of this definition and (B) 89% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Qualified Commodities consisting of Sorghum sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, provided that the amount included in the Borrowing Base pursuant to this clause (a) shall not at any time exceed 90% of the sum of (i) the market value at such time of all Eligible Commodities purchased by the Borrower under all Eligible Repurchase Agreements, plus (ii) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities, minus (iii) the Concentration Limit; plus
(b) the sum of:
(i) 95% of the sum of (A) the aggregate principal amount of all payment obligations of all Sellers under Eligible Loan Receivables secured by Qualified Commodities (other than Qualified Commodities consisting of Sorghum) owed to the Borrower, plus (B) an amount equal to 90% the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Loan Receivables, minus (c) the Concentration Limit, plus
(ii) the lesser of (A) $15,000,000 when taken together with the amounts set forth in clause (a)(ii) of this definition and (B) 89% of the aggregate principal amount of all payment obligations of all Sellers under Eligible Loan Receivables secured by Qualified Commodities consisting of Sorghum owed to the Borrower, provided that the amount included in the Borrowing Base pursuant to this clause (b) at any time may not exceed 90% of the (i) market value at such time of all Eligible Commodities pledged to the Borrower as collateral security for the Eligible Loan Receivables, plus (ii) and the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities, minus (iii) the Concentration Limit;
provided that (i) the Administrative Agent shall have the right upon five (5) Business Days' notice to the Borrower to reduce the foregoing advance rates in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Notice substantially in the form of Exhibit A attached hereto furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.
“Borrowing Limit” means, at any time the same is determined (including, at the option of the Administrative Agent, daily computations of the value of Eligible Commodities and Hedging Value of all Hedging Agreements), an amount equal to the lesser of:
(i) the Borrowing Base as then determined and computed, and
(ii) the sum of:
(A) 85% of (1) the market value at such time of all Eligible

Commodities (other than Eligible Commodities consisting of Sorghum) purchased by the Borrower under all Eligible Repurchase Agreements, plus (2) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to all Eligible Commodities (including Sorghum), minus (3) the Concentration Limit; plus
(B) 85% of (1) the market value at such time of all Eligible Commodities (other than Eligible Commodities consisting of Sorghum) pledged to the Borrower as collateral security for the Eligible Loan Receivables, plus (2) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to all Eligible Commodities (including Sorghum), minus (3) the Concentration Limit; plus
(C) the lesser of:
(1) $15,000,000, and
(2) the sum of:
(I) 80% of the market value at such time of all Eligible Commodities consisting of Sorghum purchased by the Borrower under all Eligible Repurchase Agreements; plus
(II) 80% of the market value at such time of all Eligible Commodities consisting of Sorghum pledged to the Borrower as collateral security for the Eligible Loan Receivables.
“Termination Date” means October 9, 2012, or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.10, 9.2 or 9.3 hereof.
1.2.    Clause (d) of the defined term “Eligible Commodities” appearing in Section 5.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:
(d)    if such Qualified Commodity is subject to an Agreement to Pledge, then the Borrower shall have delivered an original warehouse receipt with all necessary endorsements no later than one (1) Business Day after the Administrative Agent has advanced a Loan in reliance upon such Agreement to Pledge;
1.3.    Section 5.1 of the Credit Agreement shall be and hereby is amended by inserting a defined in its appropriate alphabetical order, which such defined term shall read as follows:
“Concentration Limit” means the aggregate amount by which (a) the obligations of each Seller (including each such Seller's Subsidiaries and Affiliates) to repurchase Qualified Commodities immediately following the consummation of the applicable Eligible Repurchase Agreement or the amount of the initial loans and advances made to each Seller (including each such Seller's Subsidiaries and Affiliates) in connection with the applicable Eligible Loan Agreement, as the case may be, exceeds $13,500,000, plus (b) the Borrower's loans and advances to each such Seller (including advances set forth in clause (a) above) exceeds $18,000,000.

1.4.    Section 8.9(g) of the Credit Agreement shall be amended and restated to read in its entirety as follows:
(g)    the Borrower's loans and advances to Sellers pursuant to Repurchase Agreements or Loan Agreements; and
1.5.    Exhibit A of the Credit Agreement shall be amended and restated in its entirety in the form of Exhibit A attached hereto.

Section 2.	Conditions Precedent.
This Amendment shall become effective upon satisfaction of all of the following conditions precedent:
2.1.    The Borrower, the Guarantors, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.
2.2.    The Administrative Agent shall have received copies of the certificates of good standing for the Borrower and the Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization.
2.3.    The Administrative Agent shall have received copies of all amendments and supplements to the Borrower's and the Guarantor's articles of incorporation and bylaws (or comparable organizational documents) since December 2, 2010, certified in each instance by its Secretary or Assistant Secretary;
2.4.    The Administrative Agent shall have received a fully executed copy of the fee letter dated as the date hereof between the Administrative Agent and the Borrower, and all fees pursuant to such fee letter shall have been received by the Administrative Agent.
2.5.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 3.	Representations.
3.1.    In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except to the extent that such representations and warranties relate to an earlier date) and (b) it is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.
3.2.    Since December 2, 2010, there has been no amendments, modifications, supplements or restatements to the Borrower's or Guarantor's articles of incorporation and bylaws (or comparable organizational documents), except for such amendments or supplements delivered to the Administrative Agent in accordance with Section 2 of this Amendment, and such articles of incorporation and bylaws (or comparable organizational documents) are in full force and effect on the date hereof.
3.3.    There has been amendment, modifications, supplements or restatements to the Borrower's and Guarantor's resolutions delivered to the Administrative Agent in connection with the Credit Agreement and such resolutions have not been revoked and are in full force and effect as of the date hereof.

Section 4.	Miscellaneous.
4.1.    The Borrower heretofore executed and delivered to the Administrative Agent the Security Agreement and certain other Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.
4.2.    Except as specifically amended herein, the Credit Agreement, including without limitation the Guarantees set forth in Section 12 thereof, shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.3.    The Borrower agrees to pay on demand all out of pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent; provided, that such fees and expenses of counsel in connection with this Amendment shall not exceed $5,000.
4.4.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Amendment by telecopy or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original. This Amendment shall be governed by the internal laws of the State of Illinois.
[Remainder Left Intentionally Blank]

This Second Amendment to Credit Agreement is entered into as of the date and year first above written.
“Borrower”
FCStone Financial, Inc.

By	/s/ Michael J. Knobbe
Name Michael J. Knobbe
Title President

By /s/ Bruce Fields
Name Bruce Fields
Title Chief Operating Officer

“Guarantor”

INTL FCStone Inc.

By	/s/ Sean O'Connor
Name Sean O'Connor
Title Chief Executive Officer
By /s/ Scott J. Branch
Name Scott J. Branch
Title Chief Operating Officer

Accepted and agreed to.
Bank of Montreal, Chicago Branch, as Administrative Agent and a Lender

By	/s/ Scott M. Ferris
Name Scott M. Ferris
Title Managing Director

CoBank, ACB, as a Lender
By /s/ Bert D. Johnson
Name Bert D. Johnson
Title Vice President